Exhibit 13

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

 Exhibit 5.6.5.1 (I) to the Amendment to the Original PRJ of Oi Group

Private Financing Instrument

By this private instrument,

Brasil Telecom Comunicação Multimídia S.A., a publicly-held corporation, enrolled with the National Register of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. [●], with its principal place of business at [●], ZIP CODE [●] (“SPE InfraCo” or “Borrower”);

and, on the other side,

[●] [IDENTIFICATION] (“Creditor”)

Creditor and Borrower being hereinafter jointly referred to as “Parties” and, individually and indistinctly, as “Party”;

WHEREAS

Oi S.A. – Under Judicial Reorganization (“Oi”), Telemar Norte Leste S.A. – under Judicial Reorganization (“Telemar”), Oi Móvel S.A. – under Judicial Reorganization (“Oi Móvel”), Copart 4 Participações S.A. – under Judicial Reorganization, Copart 5 Participações S.A. – under Judicial Reorganization, Portugal Telecom International Finance B.V. – under Judicial Reorganization and Oi Brasil Holdings Cooperatief UA – under Judicial Reorganization (jointly,  “Debtors” and “Oi Group”), filed and received the ratification, in court, of the proceedings of Judicial Reorganization in progress before the 7th Business Court of the Judicial District of the Capital City of Rio de Janeiro, under No. 0203711-65.2016.8.19.001 (“Original Plan”), which described the different conditions and measures to be adopted in order to reverse the temporary crisis of Oi Group, having demonstrated its economic/financial and operational viability, as well as the profitability of its activities.

Despite the fulfillment, up to the date hereof, of the obligations set forth in the Original Plan and the evident improvement in Oi Group’s operational indicators, which demonstrate the feasibility of the Debtors, several measures set forth in the Original Plan have not yet been fully implemented.

Notwithstanding the good progress of the implementation of the measures set out in the Original Plan, the Oi Group understood it was necessary to improve the Original Plan given a new legal, regulatory and market context.

In this regard, and as a way of giving greater financial flexibility and allowing Oi Group to continue developing its Strategic Plan and reach the homes that demand the new fiber-optic technology, it is necessary that Oi Group resort to the financial market and seek strategic partners that may help develop its business strategy.

In the structure to be created by the Debtors to implement the provisions above, company SPE InfraCo will be used, which, despite being a controlled company of the Debtors, is not a Debtor. Such company has already received contribution from fiber assets and agreements associated therewith from other companies belonging to Oi Group and, in addition, will sign any and all agreements with the Debtors that are required to guarantee the necessary connection network for the provision of data transport services to its clients, provided that these clients will remain in the Debtors Oi Móvel, Telemar and Oi.

Under the model described above, SPE InfraCo, seeking, most of all, to raise the necessary funds to maintain and expand the investments in fiber optics to expand its activities and serve the highest number of clients spread out in the country, including other telecommunication carriers, shall seek the necessary funds to finance its investments in the market.

The Parties hereby DECIDE, by common agreement, to enter into this Private Instrument of Financing Agreement (“Financing Agreement”), which shall be governed by the rules of Civil Law, by the Judicial Reorganization Plan and by the clauses and conditions described below:

Purpose: The purpose of this financing is the raising of new funds for SPE InfraCo for purposes of investing in CAPEX, it being certain that one-third (1/3) of the financing amount shall be used to pre-pay the novated debt of such Creditor (“PRJ Novated Debt”), according to the terms and conditions of the Judicial Reorganization Plan (PRJ) of Oi S.A. – Under Judicial Reorganization (“Oi”), Telemar Norte Leste S.A. – under Judicial Reorganization (“Telemar”), Oi Móvel S.A. – under Judicial Reorganization (“Oi Móvel”), Copart 4 Participações S.A. – under Judicial Reorganization, Copart 5 Participações S.A. – under Judicial Reorganization, Portugal Telecom International Finance B.V. – under Judicial Reorganization and Oi Brasil Holdings Cooperatief UA – under Judicial Reorganization (jointly “Debtors”), ratified in court in the cases records of the proceedings of Judicial Reorganization in progress before the 7th Business Court of the Judicial District of the Capital City of Rio de Janeiro, under No. 0203711-65.2016.8.19.001 (“Original Plan”). “CAPEX“ means investments made to acquire physical assets or services that will expand the SPE InfraCo’s capacity to generate profit. It is an abbreviation for “capital expenditure“. SPE InfraCo has the obligation to transfer the funds equivalent to one third (1/3) of each Disbursement for the Debtors within three (3) business days after the receipt of each Disbursement, with the commitment that the Debtors will pay off the installment equivalent to such amount of the PRJ Novated Debt within ten (10) calendar days from each one of such transfers.

Total financing amount: up to [●] reais (BRL [●]), to be disbursed within three (3) years after the execution of this instrument (“Financing”).

Disbursement: the disbursement may be carried out in one or various installments, by request of SPE InfraCo, with minimum notice of five (5) business days to Creditor, up to the total Financing amount (“Disbursement(s)”).

Remuneration: The outstanding debt balance of such financing shall be subject to remuneration interest corresponding to eighty percent (80%) of the accrued variation of the daily average rates of the DI – One-Day Interbank Deposits, “over extra-group”, expressed as a percentage per year, on the basis of two hundred and fifty-two (252) business days, calculated and disclosed on a daily basis by CETIP, in the daily newsletter available on its website (http://www.cetip.com.br) ("DI Rate") (“Remuneration"), calculated exponentially and cumulatively pro rata temporis according to elapsed business days, from the immediately preceding Remuneration payment date until the actual payment date.  Without prejudice to the payments as a result of the advance payment of this financing and/or early maturity of the obligations arising from this financing, the Remuneration shall be paid as follows.  The Remuneration shall be calculated in accordance with the following formula:

where:

JR = Remuneration amount owed on the Payment Date, calculated with six decimal places, without rounding up or down

V = financing amount on the execution Date of this Financing Agreement or immediately preceding payment date, calculated with six decimal places, without rounding up or down;

DI Factor = product of the DI Rates, with the use of the percentage applied from the starting date of the capitalization, inclusive, to the calculation date, exclusive, calculated with eight decimal places, rounded up or down, ascertained pursuant to the following formula:

where:

nDI             = total number of DI rates between the execution Date of this Financing Agreement (inclusive) or the immediately previous payment date (inclusive) and the calculation date (exclusive);

TDIk         = DI Rate, expressed daily, calculated with eight decimal places, rounded up or down;

,

where:

k = 1, 2, ..., n

DIk = DI Rate, in percentage per year, on the basis of 252 business days, disclosed by CETIP, corresponding to the “k” day;

dk= Number of business days corresponding to the validity period of the DI Rate, where dk” is a whole number; and

S = 0.80.

The factor resulting from the expression (1 + TDIk x S) is considered with 16 decimal places, without rounding up or down

The product of the daily factors [1 + (TDIk x S] is calculated, and upon each accrued daily factor the result is truncated with 16 decimal places, with the next daily factor being applied, and so on, until the last day taken into consideration.

If the factors are accumulated, the factor resulting from “DI Factor” shall be considered, with eight decimal places, rounded up or down.

With due regard to the provisions below, if upon the calculation of any pecuniary obligations related to the financing, the DI Rate is not available, the percentage corresponding to the last DI Rate officially disclosed until the calculation date shall be used in its place, and no financial compensation, fines or penalties shall be owed between Borrower and the Creditors, upon subsequent disclosure of the DI Rate.

In case of extinguishment, limitation and/or no disclosure of the DI Rate for more than ten (10) consecutive days after the date expected for its calculation and/or disclosure, or in case of impossibility of application of the DI Rate due to legal or judicial prohibition, the DI Rate shall be substituted with a similar substitute or one that has a similar financial result, judicially or legally determined for such purpose, as the case may be. In case of absence of a judicial or legal substitute for the DI Rate, with due regard to the applicable regulation, the Parties (Creditor and Borrower) shall reach an agreement regarding the new remuneration parameter of the financing to be applied, which shall be the one that best reflects the market conditions in effect at the time.  Until a resolution on such new remuneration parameter, upon calculation of any pecuniary obligations related to the financing, the percentage corresponding to the last DI Rate officially disclosed shall be used to calculate the DI Rate, and no compensation shall be owed between the Parties upon resolution of new remuneration parameter of the financing.

Payment of the Remuneration: Interest shall be paid, in the event of any Disbursement, every six months counted as of the execution date of this Financing.

Repayment of the Financing: The effectively disbursed principal amount of the Financing shall be amortized in one single installment upon the tenth (10th) anniversary counted as of the execution of this Financing.

Extension of Terms: The terms corresponding to the payment of any obligations until the following first (1st) Business Day shall be deemed extended, if the maturity date coincides with the date on which banks are not open in the place of payment.

Early Maturity: The early maturity of all obligations of this financing may be declared and the immediate payment by the Borrower of the outstanding debt balance of this Indebtedness may be required, plus Remuneration, calculated pro rata temporis from the last Remuneration payment date until the date of its actual payment, upon occurrence of any of the following cases (“Event of Early Maturity”):

(a) Failure, by Borrower, to pay any pecuniary obligation regarding this Financing on the respective payment date, not remedied within thirty (30) consecutive days counted from the date of the respective maturity;

(b) Noncompliance by Borrower with any non-pecuniary obligation set out in this Financing, not remedied within sixty (60) consecutive days counted as of the date of communication of said noncompliance by Borrower to Creditor,

(c) The early maturity of any financial obligation of Borrower in an amount greater than one hundred million U.S. Dollars (USD 100,000,000.00) or an equivalent amount in any other currency, except if, exclusively in the event of noncompliance, it is not remedied within fifteen (15) days counted as of its occurrence;

(d) Judgment made final and unappealable or arbitral award, or similar proceedings that concern the cash payment of an individual or joint amount equivalent to, or greater than, one hundred million U.S. Dollars (USD 100,000,000.00), or an equivalent amount in any currency, against Borrower or any of its assets, without the occurrence of release or stay with offer of guarantee or pledge within one hundred and eighty (180) days counted as of the respective receipt of the judgment, award, or similar proceeding;

(e) Filing for judicial or extrajudicial reorganization by Borrower;

(f) Liquidation or winding-up of Borrower;

(g) Refusal or disagreement by Borrower to comply with the obligations related to this financing;

(h) All or substantially all assets of Borrower are condemned, seized or otherwise expropriated, or the custody of such assets is taken over by any governmental authority or by court decision or Borrower ceases to exercise the usual control over a substantial portion of its assets for sixty (60) consecutive days or more.

(i) In case of occurrence of any of the following events (i) declaration of bankruptcy of Borrower; (ii) filing for voluntary bankruptcy by Borrower; and (iii) filing for bankruptcy of Borrower by third parties which has not been eliminated or challenged in good faith by Borrower, aiming at the suspension of the respective filing within ninety (90) days;

(j) provision of guarantee or creation of any kind of lien or encumbrance over any of the assets or rights of Borrower to any third parties, except (a) for the provision of guarantees in court or administrative proceedings, (b) if in favor of controlling companies, controlled companies, affiliates or companies under common control with Borrower, (c) in case of disposal of assets or rights, if carried out at arm's length  and (d) in the ordinary course of business of Borrower;

(k) lack of compliance, on the part of Borrower, during the term of this Financing, with the laws, rules and regulations, including environmental regulations, which materially affect or may affect Borrower’s ability to fully comply with its obligations related to the financing, except those being discussed on a judicial or extrajudicial level in good faith by Borrower, as the case may be;

(l) amendment to Borrower’s corporate purpose that adversely affects its ability to comply with its obligations;

(m) existence of violation, formal investigation and/or filing of investigation proceedings of any nature - whether administrative or judicial - due to violation of any provision of any law or regulation against the practice of corruption or harmful acts against the public administration, including, without limitation, Law No. 12,846, of August 1, 2013, Decree No. 8,420, of March 18, 2015 and, where applicable, the U.S. Foreign Corrupt Practices Act of 1977, from the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the UK Bribery Act (UKBA) (“Anti-corruption Laws”) by Borrower.

Special Obligations of Borrower: Without prejudice to all the other obligations set out herein and in the applicable legislation and regulation, until full settlement of this financing, Borrower shall comply with the following obligations:

(i)                 Borrower shall timely and duly pay all amounts owed thereby pursuant to the Financing;

(ii)               Borrower shall maintain, at all times, any required material authorizations and licenses valid, effective, in perfect order and full force so it may continue to offer its services. In case the authorizations and/or licenses are no longer essential in order to provide the telecommunications services, Borrower may, in accordance with the legislation in force, cease to maintain such authorizations and/or licenses;

(iii)             comply and determine compliance, with respect to its employees, managers and senior managers (“Borrower's Target Audience”), with the Anti-corruption Laws, it being certain the Borrower shall: (a) maintain internal policies and procedures that guide and govern compliance with the Anti-corruption Laws; (b) fully inform the Borrower's Target Audience and any professionals that may have a relationship with Borrower of the Anti-corruption Laws; (c) not accept the practice and concealment of acts of fraud and corruption, in all of its forms, including bribery, extortion, kickback and money laundering; (d) promote the ascertainment of any suspicions and complaints over such acts and strictly apply the disciplinary procedures set out in its internal rules and in the Anti-corruption Laws, as applicable; (c) abstain from practicing corruption acts and from acting in a harmful manner against the public administration, be it national or international, in its interest or for its benefit, whether exclusively or not; and (f) agree that the violation of Anti-corruption Laws may result in its strict liability, pursuant to the Anti-corruption Laws;

(iv)             Borrower shall inform Creditor of the performance of any early payment, defined at its exclusive discretion, without any fine or penalty, with minimum notice of two (2) business days as of the date set out for the respective early payment;

(v)               Borrower shall comply with the laws, regulations, administrative rules and determinations by governmental bodies, independent agencies or tribunals, applicable to the management of its business, except those questioned in good faith within the administrative and/or judicial spheres or which noncompliance does not adversely and materially affect Borrower’s ability to honor its obligations pursuant to this financing.

Communications: Communications to be sent to Borrower pursuant to this financing shall be submitted to the following address:

To Borrower:

Brasil Telecom Comunicação Multimídia S.A.

Address [●]

ZIP CODE: [●], [●] – [●]

Attn.: Mr. [•]

Phone: 55 [•]

Email: [●]

To Creditor:

[●]

Address [●]

ZIP CODE: [●], [●] – [●]

Attn.: Mr. [•]

Phone: 55 [•]

Email: [●]

Any communications to be sent to Borrower pursuant to this financing, if sent by fax or electronic mail, will be deemed to have been received on the date of their submission, provided that their receipt is confirmed through an indication (receipt issued by machine used by sender, by means of telephone confirmation), and the respecting original copies must be sent within five (5) business days after the submission of the message; if sent by mail, communication shall be deemed to have been delivered when received upon notice or “return receipt” issued by the Post Office or by telegram.

Any communications shall be deemed delivered when received upon notice or “return receipt“ issued by Empresa Brasileira de Correios, by fax or telegram at the addresses above. Any communications made by facsimile or electronic mail shall be deemed received on the date they are sent, provided that the receipt thereof is confirmed by means of an indication (receipt issued by the machine used by sender). Any change of address of Borrower shall be communicated to Creditor.

Applicable Law: This financing shall be construed and governed by the laws of Brazil.

Irrevocability; Successors: This financing is hereby signed on an irrevocable and irreversible basis, binding Borrower and the Creditor, their respective heirs and successors.

Severability of the Provisions of this financing: If any of the provisions of this financing are deemed illegal, invalid or ineffective, all other provisions not affected by such judgment shall prevail, and the Borrower and the Creditor shall undertake, in good-faith, to replace the affected provision with another which, to the extent possible, produces the same effect.

Waiver of Rights: No waiver of any of the rights arising out of this financing shall be presumed. Forbearance, whether express or implied, on the part of Creditor, towards the default or noncompliance with any obligation on the part of Borrower shall not entail a novation.

Assignment of this financing: Upon consent of Borrower, pursuant to the Civil Code, this Financing Agreement, any claims within the scope of this Financing Agreement and any legal, equitable rights or any other economic rights set out in this Financing Agreement or arising therefrom may be transferred, assigned, contributed, or otherwise disposed of (in whole or in part), including, but not limited to, as sub-participation or discount in this Financing Agreement.

Dispute Resolution: The courts of the city of Rio de Janeiro are hereby elected to settle any disputes arising out of this financing, with the express exclusion of any other, however special or privileged it may be.

Definitions: Any terms defined in this Financing Agreement which are not expressly defined above shall have the meaning included in the Amendment to the Original Judicial Reorganization Plan of Oi Group, of [●] [●], 2020.

In witness whereof, the Parties execute this Financing Agreement in two (2) counterparts of equal content, in the presence of the two (2) undersigned witnesses.

Rio de Janeiro, [insert date].

Brasil Telecom Comunicação Multimídia S.A.

Name: Title:	Name: Title:

[Creditor]

Name: Title:	Name: Title:

Witnesses:

1. __________________________	2. __________________________
Name: CPF:	Name: CPF:
ID:	ID:

Notice of Disbursement

Rio de Janeiro, [●]

To [Creditor]

Attn.: [●]

RE:   Financing [●]

Dear Sirs,

In reference to the Private Instrument of Financing [●] entered into between Brasil Telecom Comunicação Multimídia S.A. (“SPE InfraCo”) and [●] (“Creditor”), on [●], we hereby request a disbursement in the total amount of BRL [●] for date [●] into the following current accounts - held by us [and held by Debtors, for compliance with the provision of the Financing related to the transfer of one third (1/3) of each disbursement so Debtors may make the early payment of the debts of the Original Plan with the Creditor]:

I – Account Held by SPE InfraCo:

Bank: [●] /                                          Branch: [●]

Current Account: [●]

Amount: BRL [●] ([●])

II – Account Held by Debtor [●]

Bank: [●] /                                          Branch: [●]

Current Account: [●]

Amount: BRL [●] ([●])

Brasil Telecom Comunicação Multimídia S.A.

Name: Title:	Name: Title: